United States securities and exchange commission logo





                     February 9, 2023

       Gregg Piontek
       Senior Vice President and Chief Financial Officer
       Newpark Resources, Inc.
       9320 Lakeside Boulevard, Suite 100
       The Woodlands, Texas 77381

                                                        Re: Newpark Resources,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-02960

       Dear Gregg Piontek:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation